Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACT
Nigel Ekern
Chief Administrative Officer
Net Perceptions, Inc.
(203) 428-2040
nekern@kanders.com

Net Perceptions, Inc. Announces Third Quarter 2005 Results

STAMFORD, CONNECTICUT —November 9, 2005 — Net Perceptions, Inc. (OTC:NETP) today announced financial results for the quarter ended September 30, 2005. Net Perceptions reported $17,000 in royalty revenues for the third quarter of 2005 compared to service revenues of $25,000 during the same period of 2004. Total revenues for the nine-month period ended September 30, 2005 was $60,000 compared to $897,000 for the same period of 2004. Net income for the third quarter of 2005 was $18,000 or $0.00 per diluted share compared to a net loss of $93,000 or $0.00 per diluted share during the same period of 2004. Net income for the nine-month period ended September 30, 2005 was $338,000 or $0.01 per share compared to net income of $295,000 or $0.01 per share for the same period in 2004.

As of September 30, 2005, Net Perceptions’ cash and cash equivalents and marketable securities were $14.8 million (or $0.51 gross cash per share) compared to $14.4 million as of December 31, 2004. Gross cash per share at September 30, 2005 equals cash and cash equivalents and marketable securities of $14.8 million divided by 28.9 million common shares outstanding. Net Perceptions has provided this non-GAAP measure because it believes that it is useful to investors assessing the extent of Net Perceptions’ assets available for redeployment. Net Perceptions is unaware of any comparable GAAP measure.

Net Perceptions estimates that it has available federal net operating loss carry-forwards of approximately $120.9 million and research and development credit carry-forwards of approximately $151,000 which expire in varying amounts beginning in the year 2011, to the extent not limited under Section 382 of the Internal Revenue Code.

Nigel Ekern, Net Perceptions’ Chief Administrative Officer stated, “We continue our efforts to identify and evaluate suitable acquisition and merger opportunities as part of our strategy to redeploy our cash and utilize our NOLs, to the extent available.”

Net Perceptions does not currently intend to hold conference calls to discuss quarterly earnings releases unless and until it consummates an acquisition in connection with its redeployment strategy. At such time, management plans to resume holding quarterly conference calls to review earnings and Net Perceptions’ operating performance.

Net Perceptions, formerly a provider of software business solutions, is seeking to redeploy its assets and use its cash and cash equivalents and marketable securities to enhance stockholder value.
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This press release contains forward-looking statements within the meaning of the Securities Act of 1933 and the Exchange Act of 1934. Information in this release includes Net Perceptions’ beliefs, expectations, intentions and strategies regarding Net Perceptions, its future and its products and services. Assumptions relating to the forward-looking statements involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risks including our inability to execute successfully our planned effort to redeploy our assets to enhance stockholder value and the unavailability of our net operating loss carry-forwards. Net Perceptions cannot guarantee its future performance. All forward-looking statements contained in this press release are based on information available to Net Perceptions as of the date of this press release and Net Perceptions assumes no obligation to update the forward-looking statements contained herein.

For further information regarding the risks and uncertainties in connection with Net Perceptions’ business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Factors That May Affect Our Future Results” sections of Net Perceptions’ filings with the Securities and Exchange Commission, including but not limited to, its most recent annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained at our web site at http://www.netperceptions.com or the SEC’s web site at http://www.sec.gov.

NET PERCEPTIONS, INC.

CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30, 2005	December 31, 2004
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$3,349	$14,444
Marketable securities	11,429	—
Prepaid expenses and other current assets	94	40
Total current assets	14,872	14,484

Other assets	218	239
Total assets	$15,090	$14,723

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$136	$178
Total current liabilities	136	178

Note payable	2,533	2,517
Total liabilities	2,669	2,695

Commitments and contingencies
Stockholders’ equity:
Common stock	2	2
Additional paid-in capital	234,400	234,350
Unearned stock compensation	(128)	(135)
Accumulated other comprehensive loss	(2)	—
Accumulated deficit	(221,851)	(222,189)
Total stockholders’ equity	12,421	12,028
Total liabilities and stockholders’ equity	$15,090	$14,723

NET PERCEPTIONS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004

Revenues:
Product	$—	$—	$—	$405
Service, maintenance and royalties	17	25	60	492
Total revenues	17	25	60	897
Cost of revenues:
Service and maintenance	—	11	—	216
Total cost of revenues	—	11	—	216

Gross margin	17	14	60	681

Operating expenses:
Research and development	—	—	—	250
General and administrative	108	170	277	2,096
Gain on sale of patents	—	—	—	(1,800)
(Gain) loss on litigation settlement	5	—	(224)	—
Restructuring related charges	—	—	—	(7)
Total operating expenses	113	170	53	539

Operating income (loss)	(96)	(156)	7	142

Other income (expense):
Interest income	125	48	312	106
Interest expense	(13)	(26)	(55)	(48)
Other income (expense), net	2	41	74	95
Total other income (expense), net	114	63	331	153
Net income (loss)	$18	$(93)	$338	$295
Net income (loss) per share:
Basic	$0.00	$0.00	$0.01	$0.01
Diluted	$0.00	$0.00	$0.01	$0.01

Shares used in computing basic and diluted net income (loss) per share:
Basic	28,918	28,669	28,918	28,460
Diluted	34,894	28,669	32,987	28,863

NET PERCEPTIONS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in thousands)

	Nine Months Ended September 30,
	2005	2004

Cash flows from operating activities:
Net income (loss)	$338	$295
Reconciliation of net income to net cash provided by (used in) operating activities:
Gain on sale of patents	—	(1,800)
Provision for (recovery of) doubtful accounts	—	(28)
Restructuring related charges (reversals)	—	(15)
Amortization of debt issuance costs	21	13
Amortization of discount on debt	16	26
Stock-based compensation	57	43
Amortization of discounts on securities	(64)	—
Changes in assets and liabilities:
Accounts receivable	—	358
Prepaid expenses and other assets	(54)	363
Accounts payable and accrued liabilities	(42)	(482)
Deferred revenue	—	(377)
Net cash provided by (used in) operating activities	272	(1,604)

Cash flows from investing activities:
Proceeds from sale of patents	—	1,800
Purchase of marketable securities	(11,367)	—
Net cash provided by (used in) investing activities	(11,367)	1,800

Cash flows from financing activities:
Proceeds from issuance of convertible subordinated note, net of offering costs of $288	—	2,245
Proceeds from exercise of stock options, net of stock repurchases	—	153
Net cash provided by financing activities	—	2,398
Net increase (decrease) in cash and cash equivalents	(11,095)	2,594
Cash and cash equivalents at beginning of period	14,444	11,932
Cash and cash equivalents at end of period	$3,349	$14,526